UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2022

BUTTERFLY NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 689-5650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	BFLY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       Appointment of Chief Financial Officer

On April 20, 2022, Butterfly Network, Inc. (the “Company”) announced that Heather C. Getz, CPA, MBA, was appointed by the board of directors as Executive Vice President and Chief Financial Officer and Treasurer, effective May 2, 2022, and will perform the functions of principal financial officer and principal accounting officer of the Company. Ms. Getz’s appointment is the culmination of the previously announced search by the Company for a new chief financial officer. As previously disclosed, on January 31, 2022, Stephanie Fielding, CFA, delivered her resignation as the Chief Financial Officer of the Company, effective as of April 30, 2022.

Ms. Getz, age 47, served as Chief Financial Officer and President of North America at Healthy.io Ltd., a privately-held medical technology company, from November 2021 to April 2022. Before joining Healthy.io Ltd., from May 2009 to November 2021, Ms. Getz held senior leadership positions at BioTelemetry, Inc., a publicly-traded medical technology company that was acquired by Koninklijke Philips N.V. in 2021, including serving as Chief Financial Officer from January 2010 to July 2021, Chief Administrative Officer from August 2019 to July 2021, and Vice President from May 2009 to January 2010, where she led the finance, accounting and administrative functions of the company. From April 2008 to May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, Inc., a privately-held specialty pharmaceutical company, where she was responsible for all areas of finance, accounting and information systems. Prior to joining Alita Pharmaceuticals, Inc., from March 2002 to April 2008, Ms. Getz held various financial leadership positions at VIASYS Healthcare Inc., a healthcare technology company acquired by Cardinal Health, Inc. in July 2007, including directing the company’s global financial planning, budgeting and analysis, and external reporting functions. From June 1997 to February 2002, Ms. Getz began her career at Sunoco, Inc., where she held various positions of increasing responsibility. Ms. Getz received her undergraduate degree in Accountancy and a Master of Business Administration degree from Villanova University, and is a certified public accountant.

The selection of Ms. Getz to perform the functions of principal financial officer and principal accounting officer and Executive Vice President and Chief Financial Officer and Treasurer was not pursuant to any arrangement or understanding between Ms. Getz and any other person. There are no family relationships between Ms. Getz and any director or executive officer of the Company, and there are no transactions between Ms. Getz and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On April 1, 2022, the Company entered into an offer letter of employment with Ms. Getz, effective as of May 2, 2022 (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Ms. Getz’s annual base salary is $475,000. Ms. Getz is eligible to receive an annual discretionary bonus with a target of 70% of her base salary. Ms. Getz will receive a one-time sign-on bonus in the amount of $50,000, which is recoverable in full by the Company in the event that Ms. Getz voluntarily terminates her employment with the Company prior to the 12 month anniversary of her start date. The Company will also reimburse reasonable moving expenses incurred by Ms. Getz in connection with her relocation to the Burlington, MA area. The Offer Letter further provides that Ms. Getz will receive an award with a fair market value of $3,000,000, to be granted within 30 days of her start date, with 25% of the value of the award to be granted in the form of options to purchase shares of Class A common stock of the Company and 75% of the value of the award to be granted in the form of restricted stock units (“RSUs”). The Offer Letter provides that the options will vest over a four-year period with 25% to vest on the one-year anniversary of the grant date, and 2.08% to vest monthly thereafter, and the RSUs will vest over a four-year period with 25% to vest on the one-year anniversary of the grant date, and 25% to vest annually thereafter, subject to continued service on the vesting date. Ms. Getz will also be eligible to participate in the Company’s long-term incentive program. Commencing on her start date, Ms. Getz will become a participant in the Company’s Executive Severance Plan, as amended. The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022.

Further, in connection with Ms. Getz’s appointment, Ms. Getz and the Company entered into an indemnification agreement in the form the Company has entered into with certain of its other executive officers, which form is filed as Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed by the Company on February 16, 2021.

A copy of the press release announcing Ms. Getz’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 20, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

By:	/s/ Todd M. Fruchterman, M.D., Ph.D.
Name:	Todd M. Fruchterman, M.D., Ph.D.
Title:	President and Chief Executive Officer

Date: April 20, 2022